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 ------------------                                                                                   ------------------------------
      FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                       OMB APPROVAL
 ------------------                              Washington, D.C. 20549                               ------------------------------

                                                                                                      ------------------------------
                                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB Number:..........3235-0287
| | Check this                                                                                        Expires:......January 31, 2005
    box if no         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,         Estimated average
    longer          Section 17(a) of the Public Utility Holding Company Act of 1935 or Section        burden hours per response..0.5
    Section 16.            30(h) of the Investment Company Act of 1940                                ------------------------------
    Form 4 or
    Form 5
    obligations
    may continue.
    See Instruction
    1(b).

 (Print or Type Responses)
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1. Name and Address of Reporting Person*  | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting
                                          |                                              |    Person(s) to Issuer
   Nortel Networks Corporation            |         ARRIS Group, Inc. (ARRS)             |   (Check all applicable)
------------------------------------------|----------------------------------------------|
(Last)       (First)       (Middle)       | 3. I.R.S. Identification    | 4. Statement   |         Director     X   10% Owner
                                          |    Number of Reporting      |    for Month/  |     ---             ---
8200 Dixie Road, Suite 100                |    Person, if an entity     |    Day/Year    |         Office           Other (specify
------------------------------------------|    (Voluntary)              |                |     --- (give title ---  below)
(Street)                                  |                             |    3/20/03     |         below
                                          |                             |----------------|------------------------------------------
Brampton, Ontario, Canada L6T 5P6         |                             | 5. If Amend-   | 7. Individual or Joint/Group Filing
------------------------------------------|                             |    ment, Date  |    (Check applicable line)
(City)       (State)       (zip)          |                             |    of Original |
                                          |                             |    (Month/Day/ |    X   Form filed by One Reporting Person
                                          |                             |    Year)       |   ---
                                          |                             |                |        Form filed by More than One
                                          |                             |                |   ---  Reporting Person
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                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of  |2. Trans- | 2A. Deemed | 3. Trans-   | 4. Securities Acquired (A) |  5. Amount of      | 6. Owner-   | 7. Nature
   Security  |   action |     Execut-|    action   |    or Disposed of (D)      |     Securities     |    ship     |    of
   (Instr. 3)|   Date   |     ion    |    Code     |    (Instr. 3, 4 and 5)     |     Beneficially   |    Form:    |    Indirect
             |   (Month/|     Date,  |   (Instr. 8)|                            |     Owned          |    Direct   |    Beneficial
             |   Day/   |     if any |-------------|----------------------------|     Following      |    (D) or   |    Ownership
             |   Year)  |     (Month/| Code |  V   | Amount   | (A)  | Price    |     Reported       |    Indirect |    (Instr. 4)
             |          |     Day/   |      |      |          | or   |          |     Transaction(s) |    (I)      |
             |          |     Year)  |      |      |          | (D)  |          |     (Instr. 3      |    (Instr.  |
             |          |            |      |      |          |      |          |     and 4)         |    4)       |
------------------------------------------------------------------------------------------------------------------------------------
Common       |          |            |      |      |          |      |          |                    |             | By Nortel
Stock        | 3/20/03  |            |  X   |      |8,000,000 |  D   | $3.50    |    14,000,000      |      I      | Networks
             |          |            |      |      |          |      |          |                    |             | Inc.
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             |          |            |      |      |          |      |          |                    |             |
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             |          |            |      |      |          |      |          |                    |             |
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             |          |            |      |      |          |      |          |                    |             |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (9-02)


  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                                       THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (continued)
                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g. puts, calls, warrants, options, convertible securities)
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1.Title of|2.Conver-|3.Trans- |3A.Deemed|4.Trans- |5.Number    |6.Date      |7.Title     |8.Price |9.Number    |10.Owner- |11.Nat-
  Derivat-|  sion   |  action |   Execu-|  action |  of        |  Exercis-  |  and       |  of    |  of        |   ship   |   ure
  tive    |  or     |  Date   |   tion  |  Code   |  Derivative|  able and  |  Amount of |  Deri- |  Deriva-   |   Form   |   of
  Security|  Exer-  |  (Month/|   Date, |  (Instr.|  Securities|  Expira-   |  Underlying|  va-   |  tive Secu-|   of     |   Ind-
  (Instr. |  cise   |  Day/   |   if any|  8)     |  Acquired  |  tion Date |  Securities|  tive  |  rities    |   Deriv- |   irect
  3)      |  Price  |  Year)  |   (Month|         |  (A) or    |  (Month/   |  (Instr. 3 |  Secur-|  Benefic-  |   ative  |   Bene-
          |  of     |         |   /Day/ |         |  Disposed  |  Day/Year) |  and 4)    |  ity   |  ially     |   Secur- |   fic-
          |  Deri-  |         |   Year) |         |  of (D)    |            |            |  (Ins- |  Owned     |   ity:   |   ial
          |  vative |         |         |         |  (Instr.   |            |            |  tr. 5)|  Following |   Direct |   Own-
          |  Sec-   |         |         |         |  3, 4,     |            |            |        |  Reported  |   (D) or |   er-
          |  urity  |         |         |         |  and 5)    |            |            |        |  Transact- |   Indir- |   ship
          |         |         |         |         |            |            |            |        |  tion(s)   |   ect    |   (Ins-
          |         |         |         |         |            |            |            |        |  (Instr.4) |   (I)    |   tr.
          |         |         |         |         |            |            |            |        |            |   (Instr.|   4)
          |         |         |         |         |            |            |            |        |            |   4)     |
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          |         |         |         |Code | V |  (A) | (D) |Date |Expir-|Title|Amount|        |            |          |
          |         |         |         |     |   |      |     |Exer-|ation |     |or    |        |            |          |
          |         |         |         |     |   |      |     |cis- |Date  |     |Number|        |            |          |
          |         |         |         |     |   |      |     |able |      |     |of    |        |            |          |
          |         |         |         |     |   |      |     |     |      |     |Shares|        |            |          |
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Call      | $3.50   | 3/20/03 |         |  X  |   |      | 1   | 3/  | (2)  |Com- |8,000,|        |      0     |    I     |By
option to |         |         |         |     |   |      |     | 18/ |      |mon  |  000 |        |            |          |Nortel
the Issuer|         |         |         |     |   |      |     | 03  |      |Stock|      |        |            |          |Networks
(obliga-  |         |         |         |     |   |      |     | (1) |      |     |      |        |            |          |Inc.
tion to   |         |         |         |     |   |      |     |     |      |     |      |        |            |          |
sell)     |         |         |         |     |   |      |     |     |      |     |      |        |            |          |
          |         |         |         |     |   |      |     |     |      |     |      |        |            |          |
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Explanation of Responses:
(1) The option became exercisable on March 18, 2003 upon satisfaction of all of the conditions to exercisability.
(2) The option would have expired upon the earliest of: (i) March 31, 2003, in the event the Issuer's private placement of convertible subordinated notes due 2008 did not close by such date; (ii) June 30, 2003; and (iii) at Nortel Networks
    Inc.'s election, on the occurrence of a change in control, a material change in the Issuer's business or the commencement of a third-party tender offer for the Issuer's Common Stock.



**Intentional misstatements or omissions of facts constitute Federal Criminal   NORTEL NETWORKS CORPORATION
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                /s/ Douglas Beatty                    March 24, 2003
Note: File three copies of this Form, one of which must be manually signed.     -------------------------------       --------------
      If space is insufficient, see Instruction 6 for procedure.                **Signature of Reporting Person
                                                                                Name:  Douglas Beatty
                                                                                Title: Chief Financial Officer

                                                                                /s/ Blair F. Morrison                 March 24, 2003
                                                                                -------------------------------       --------------
                                                                                **Signature of Reporting Person
                                                                                Name:  Blair F. Morrison
                                                                                Title: Assistant Secretary

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM NOT REQUIRED TO RESPOND
                                              UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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